USAC
UNITED STATES ANTIMONY CORPORATION

On Monday 10 06, 2025 at 8:00AM ET

United States Antimony Corporation Enters Into Purchase Agreement with an Existing and Returning Institutional Investor for $26.25 Million Registered Direct Offering of Common Stock

"The Critical Minerals and ZEO Company"
~ Antimony, Cobalt, Tungsten, and Zeolite ~

DALLAS, TX / ACCESS Newswire / October 6, 2025 / United States Antimony Corporation ("USAC," "US Antimony," or the "Company"), (NYSE American:UAMY)(NYSE Texas:UAMY), a leading producer and processor of antimony, zeolite, and other critical minerals, today announced that it has entered into another securities purchase for aggregate proceeds of $26.25 million with the same single fundamental global institutional investor as was completed on August 27, 2025 (See press release dated August 27, 2025). After the closing of this offering announced today, the Company will have approximately $64 million of cash and federal securities investments on its balance sheet to execute on pending transactions and critical contracts, including but not limited to that certain contract related to the Delivery Order as a part of its Indefinite Delivery Indefinite Quantity (IDIQ) sole-source contract with the U.S. Defense Logistics Agency (DLA) Strategic Materials (the program manager for the National Defense Stockpile) in the amount of $245 million.

The Company intends to use the net proceeds from the equity raised today in some of the following general areas:

- Working Capital
- Acquisition of additional antimony and other critical mineral inventory from both domestic and international sources
- Further expansion of its existing leasehold mineral positions in certain critical minerals
- Potential acquisitions of one or more other critical mineral companies or specific properties currently under negotiations by management
- Potential expansion of the Madero Smelter in Mexico above its 200 tons per month nameplate capacity

Commenting on the offering, Mr. Gary C. Evans, Chairman and Chief Executive Officer of United States Antimony Corporation stated, "We are extremely pleased with this particular major institutional investor's continued confidence in our overall business strategy as witnessed by this second and more substantial investment. These investments, coupled with the recent Defense Logistics Agency's 5-year purchase contract, will further accelerate USAC's already rapid growth trajectory. Our board and senior management team felt it necessary to further build USAC's current cash and liquidity position due to significantly increased business activity being experienced among a number of different fronts."

The purchase agreement, pursuant to a registered direct offering priced at $7.50 per share, will result in aggregate gross proceeds of approximately $26.25 million, before deducting placement agent commissions and other offering expenses. The closing of the offering is expected to occur on or about October 7, 2025, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the Offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-284057) which was declared effective by the Securities and Exchange Commission (the "SEC") on April 24, 2025. The offering is made only by means of a prospectus which is part of the effective registration statement. A final prospectus supplement and the accompanying prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Additionally, when available, electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About USAC:

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," "U.S. Antimony," the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S. and Canada. The Company processes third party ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third party ore. At its Bear River Zeolite ("BRZ") facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. During 2024 and 2025, the Company began acquiring mining claims and leases located in Montana, Alaska and Ontario, Canada in an effort to expand its operations as well as its product offerings.

Safe Harbor Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Serve intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act. These forward-looking statements can be about future events, including statements regarding the expected closing of the offering and the anticipated use of proceeds. The words "anticipate", "believe", "expect", "project", "predict", "will", "forecast", "estimate", "likely", "intend", "outlook", "should", "could", "may", "target", "plan" and other similar expressions can generally be used to identify forward-looking statements. Indications of, and guidance or outlook on, future earnings or financial position or performance are also forward-looking statements. Any forward-looking statements in this press release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include those risks and uncertainties set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the United States Securities and Exchange Commission (the "SEC") and in its subsequent filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. US Antimony undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

United States Antimony Corp.
4438 W. Lovers Lane, Unit 100
Dallas, TX 75209
Jonathan Miller, VP, Investor Relations
E-Mail: Jmiller@usantimony.com
406-606-4117

SOURCE: United States Antimony Corp.